Filed Pursuant to Rule 433

Registration Statement No. 333-221565

Pricing Term Sheet

November 20, 2017

Express Scripts Holding Company

$500,000,000 2.600% Senior Notes due 2020

$400,000,000 Floating Rate Senior Notes due 2020

$500,000,000 3.050% Senior Notes due 2022

This pricing term sheet to the preliminary prospectus supplement dated November 20, 2017 should be read together with the preliminary prospectus supplement before making a decision in connection with an investment in the securities. The information in this pricing term sheet supersedes the information contained in the preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the preliminary prospectus supplement.

Fixed Rate Notes

Issuer:	Express Scripts Holding Company (the “Issuer”)

Security Description:	2.600% Senior Notes due 2020 (the “Fixed Rate Notes due 2020”) 3.050% Senior Notes due 2022 (the “Fixed Rate Notes due 2022”)

Aggregate Principal Amount:	Fixed Rate Notes due 2020: $500,000,000 Fixed Rate Notes due 2022: $500,000,000

Issue Price (Price to Public):	Fixed Rate Notes due 2020: 99.977% of Principal Amount Fixed Rate Notes due 2022: 99.793% of Principal Amount

Maturity Date:	Fixed Rate Notes due 2020: November 30, 2020 Fixed Rate Notes due 2022: November 30, 2022

Coupon:	Fixed Rate Notes due 2020: 2.600% Fixed Rate Notes due 2022: 3.050%

Benchmark Treasury:	Fixed Rate Notes due 2020: 1.750% UST due November 15, 2020 Fixed Rate Notes due 2022: 2.000% UST due October 31, 2022

Benchmark Treasury Price and Yield:	Fixed Rate Notes due 2020: 99-22 / 1.858% Fixed Rate Notes due 2022: 99-17 3⁄4 / 2.095%

Spread to Benchmark Treasury:	Fixed Rate Notes due 2020: T + 75 basis points Fixed Rate Notes due 2022: T + 100 basis points

Yield to Maturity:	Fixed Rate Notes due 2020: 2.608% Fixed Rate Notes due 2022: 3.095%

Interest Payment Dates:

Fixed Rate Notes due 2020: Semi-annually in arrears on each May 30 and November 30, commencing on May 30, 2018

Fixed Rate Notes due 2022: Semi-annually in arrears on each May 30 and November 30, commencing on May 30, 2018

Optional Redemption:

Fixed Rate Notes due 2020: At any time prior to the maturity date of the Fixed Rate Notes due 2020, the Fixed Rate Notes due 2020 will be redeemable, in whole or in part, at the Issuer’s option at any time and from time to time at the greater of par and the make-whole amount to the redemption date at a discount rate equal to the Treasury Rate plus 15 basis points, plus accrued and unpaid interest to the date of redemption.

Fixed Rate Notes due 2022: At any time prior to 30 days prior to the maturity date of the Fixed Rate Notes due 2022, the Fixed Rate Notes due 2022 will be redeemable, in whole or in part, at the Issuer’s option at any time and from time to time at the greater of par and the make-whole amount to the redemption date at a discount rate equal to the Treasury Rate plus 15 basis points, plus accrued and unpaid interest to the date of redemption.

Fixed Rate Notes due 2022: At any time on or after 30 days prior to the maturity date of the Fixed Rate Notes due 2022, the Fixed Rate Notes due 2022 will be redeemable, in whole or in part, at the Issuer’s option at any time and from time to time at par plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

Day Count/Business Day Convention:	30/360; Following, Unadjusted

CUSIP/ISIN:	Fixed Rate Notes due 2020: 30219G AR9 / US30219GAR92 Fixed Rate Notes due 2022: 30219G AT5 / US30219GAT58

Floating Rate Notes

Issuer:	Express Scripts Holding Company (the “Issuer”)

Security Description:	Floating Rate Senior Notes due 2020 (the “Floating Rate Notes due 2020”)

Aggregate Principal Amount:	$400,000,000

Issue Price (Price to Public):	100.000% of Principal Amount

Maturity Date:	November 30, 2020

Interest Rate Basis and Base Rate Spread:	Three-month LIBOR plus 75 basis points, reset quarterly

Interest Payment and Reset Dates:	Quarterly in arrears on March 1, May 30, August 30 and November 30 of each year, beginning on March 1, 2018

Interest Determination Dates:	Second LIBOR business day immediately preceding the applicable interest reset date

Optional Redemption:	The Issuer may elect to redeem some or all of the Floating Rate Notes due 2020 beginning on the first business day after the date that is one year following the date of issuance of the Floating Rate Notes due 2020 pursuant to this offering and at any time and from time to time thereafter at a price equal to the principal amount of Floating Rate Notes due 2020 redeemed plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

Day Count/Business Day Convention:	Actual/360; Modified Following, Adjusted

CUSIP/ISIN:	30219G AS7 / US30219GAS75

Fixed Rate Notes and Floating Rate Notes

Ratings:	Moody’s: Baa2 (Stable) / S&P: BBB+ (Negative) / Fitch: BBB (Stable)

Trade Date:	November 20, 2017

Settlement Date:	November 30, 2017 (T+7)

Legal Format:	SEC Registered

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

Wells Fargo Securities, LLC

Co-Managers:

Crédit Agricole Securities (USA) Inc.

Loop Capital Markets LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a Registration Statement on Form S-3 (including a base prospectus dated November 14, 2017, as supplemented by a preliminary prospectus supplement, dated November 20, 2017 (the “Prospectus”)) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and other documents incorporated therein that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, Mizuho Securities USA LLC at 1-866-271-7403 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.